Exhibit 99

Contact:	Dan McClain (Media)
(310) 201-3335

Gaston Kent (Investors)
(310) 201-3423

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results

Q4 Earnings Per Share from Continuing Operations Increase 24 Percent to $0.92

2005 Earnings Per Share from Continuing Operations Increase 27 Percent to $3.81

Q4 Sales of $7.9 Billion

2005 Sales Increase 3 Percent to Record $30.7 Billion

Q4 Cash from Operations Increases to $678 Million

2005 Cash from Operations Increases to $2.6 Billion

2006 Financial Guidance Updated

LOS ANGELES – Jan. 24, 2006 – Northrop Grumman Corporation (NYSE: NOC) reported that fourth quarter earnings per share from continuing operations increased 24 percent to $0.92 per diluted share and 2005 earnings per share from continuing operations increased 27 percent to $3.81 per diluted share. Sales for the 2005 fourth quarter were $7.9 billion and a record $30.7 billion for 2005. Net cash provided by operating activities for the 2005 fourth quarter more than doubled to $678 million and cash from operations for the year rose 37 percent to $2.6 billion.

“Our continued focus on performance drove higher sales, earnings and cash,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Solid overall operating performance, monetization of non-core assets, and our action to reduce share count contributed to this year’s excellent results.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	2

“Our outstanding cash generation supported the repurchase of $1.2 billion of our stock, a 13 percent increase in our dividend, and the continued strengthening of our balance sheet. This year’s strong financial results were achieved despite the charges associated with Hurricane Katrina and the F-16 Block 60 program.

“For 2006, we are raising our guidance for earnings per share and cash from operations. We expect double-digit growth in earnings per share to between $4.25 and $4.40 based on a sales base of approximately $31 billion, and we expect cash from operations to range between $2.3 and $2.6 billion. Based on the strength of this year and our outlook for 2006, we plan to continue executing our balanced cash deployment strategy aimed at increasing value for our shareholders and investing for the future,” Sugar concluded.

Fourth Quarter 2005 Results

Fourth quarter 2005 income from continuing operations rose 21 percent to $331 million, or $0.92 per diluted share, from $273 million, or $0.74 per diluted share, for the same period of 2004.

Fourth quarter 2005 income from continuing operations includes higher total segment operating margin, a lower effective tax rate, and a $14 million pre-tax gain on the sale of 1.3 million shares of Endwave common stock, partially offset by a $65 million pre-tax charge for the company’s F-16 Block 60 program. Fourth quarter 2004 income from continuing operations included a $42 million pre-tax charge for the Wedgetail program and a $35 million charge for a legal settlement. Sales for the fourth quarter of 2005 were essentially unchanged at $7.9 billion compared with the same period of 2004.

Operating margin for the 2005 fourth quarter was essentially unchanged at $534 million compared with $538 million for the same period of 2004.

Other income/expense for the 2005 fourth quarter increased to income of $16 million from an expense of $25 million for the same period of 2004. During the fourth quarter of 2005, the company sold 1.3 million shares of Endwave common stock, which generated a $14 million pre-tax gain. In the fourth quarter of 2004, the company recorded a $15 million foreign currency exchange loss on the liquidation of a subsidiary loan and a $13 million expense related to the early retirement of debt.

Federal and foreign income taxes for the 2005 fourth quarter declined to $128 million from $150 million in the fourth quarter of 2004. The fourth quarter of 2005 includes a $20 million net tax benefit related to the settlement of prior years IRS appeals cases. The effective tax rate applied to income from continuing operations for the 2005 fourth quarter was 27.9 percent compared with 35.5 percent in the 2004 fourth quarter.

Net income for the 2005 fourth quarter increased 22 percent to $331 million, or $0.92 per diluted share, from $272 million, or $0.74 per diluted share, for the same period of 2004. Earnings per share are based on weighted average diluted shares outstanding of

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	3

358.1 million for the fourth quarter of 2005 and 367.1 million for the fourth quarter of 2004.

Contract acquisitions for the 2005 fourth quarter declined to $6.6 billion from $11.9 billion for the same period of 2004. Fourth quarter 2005 contract acquisitions were impacted by the delay in the passage of the 2006 defense budget, which resulted in delayed contract awards. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $56.3 billion at Dec. 31, 2005 compared with $58.1 billion at Dec. 31, 2004.

2005 Results

Income from continuing operations for 2005 rose 27 percent to $1.4 billion, or $3.81 per share, from $1.1 billion, or $2.99 per share, for 2004.

Sales for 2005 increased 3 percent to $30.7 billion from $29.9 billion in 2004 reflecting higher sales in every business but Ships. Operating margin for 2005 increased 9 percent to $2.2 billion from $2.0 billion for 2004, reflecting double-digit increases in operating margin in Integrated Systems, Mission Systems, Information Technology, and Space Technology, and a $92 million decline in unallocated expenses principally due to lower legal expenses.

Net interest expense for 2005 declined to $334 million from $373 million in 2004. The $39 million decrease reflects lower average debt in 2005.

During 2005, the company sold 7.25 million TRW Automotive shares and approximately 3.5 million Endwave shares, which generated pre-tax gains of $70 million and $95 million, respectively. These sales contributed to the increase in other income/expense for 2005 to income of $200 million from an expense of $18 million for 2004.

The effective tax rate applied to income from continuing operations for 2005 was 32.3 percent, unchanged from the previous year.

Net income for 2005 rose 29 percent to $1.4 billion, or $3.85 per diluted share, from $1.1 billion, or $2.97 per diluted share, in 2004. Earnings per share are based on weighted average diluted shares outstanding of 363.2 million for 2005 and 365 million for 2004.

Debt and Cash Measurements

Northrop Grumman’s total debt was essentially unchanged at $5.1 billion at Dec. 31, 2005 compared with Dec. 31, 2004. Net debt declined to $3.5 billion at Dec. 31, 2005 compared with $3.9 billion at Dec. 31, 2004.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	4

Net cash provided by operating activities for the fourth quarter of 2005 increased to $678 million from $324 million in the fourth quarter of 2004. Net cash provided by operating activities in 2005 increased to $2.6 billion from $1.9 billion in 2004. Net cash provided by operating activities in 2005 includes contributions to the company’s pension plans totaling $415 million, of which $203 million was voluntarily pre-funded in the fourth quarter. Net cash provided by operating activities in 2004 included contributions to the company’s pension plans totaling $623 million, of which $250 million was voluntarily pre-funded in the fourth quarter of 2004. Capital spending totaled $305 million for the fourth quarter of 2005 and $824 million for 2005.

2006 Guidance

The company now expects 2006 sales of approximately $31 billion versus its prior guidance of approximately $32 billion, which reflects the impact of the company’s strategic decision in 2006 to exit the value-added reseller business (reported under Information Technology as the Enterprise Information Technology business area). The update to 2006 sales guidance also contemplates the completion of the sales of other small businesses.

Earnings per share from continuing operations are expected to range between $4.25 and $4.40, and include estimated pension expense as determined in accordance with accounting principles generally accepted in the United States of $450 million and CAS pension expense of $425 million. The company’s estimated pension expense for 2006 is based on a composite discount rate of 5.75 percent and a long-term expected rate of return on plan assets of 8.5 percent. Net cash provided by operating activities is expected to be between $2.3 billion and $2.6 billion in 2006.

Share Repurchase Program

On Oct. 25, 2005, the company announced a new $1.5 billion share repurchase program to be completed over 12 to 18 months. On Nov. 4, 2005, as part of the new program, the company executed a $500 million accelerated share repurchase agreement that reduced its shares outstanding by approximately 9 million. During 2005, the company repurchased approximately 22 million shares of its common stock for $1.2 billion. Since the inception of its share repurchase programs in August 2003, the company has retired approximately 42 million shares of its common stock for $2.2 billion. The company had shares outstanding of 347.4 million as of Dec. 31, 2005.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	5

Segment Results

ELECTRONIC SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$1,740	$1,730	$6,642	$6,417
Operating Margin	169	196	710	670
% Operating Margin to Sales	9.7%	11.3%	10.7%	10.4%

Electronic Systems fourth quarter 2005 sales were essentially unchanged from the fourth quarter of 2004 primarily due to increases in Defensive & Navigation Systems, Naval & Marine Systems, and Defense Other, which were partially offset by lower sales in Aerospace Systems. Defensive & Navigation Systems sales increased 13 percent; Naval & Marine and Defense Other sales each increased 8 percent.

Electronic Systems fourth quarter 2005 operating margin declined 14 percent from the fourth quarter of 2004 due to a $65 million pre-tax charge for the F-16 Block 60 fixed-price development program, which was partially offset by improved performance in Defensive & Navigation Systems. The charge reflects a higher estimate to complete the Falcon Edge electronic warfare suite. Fourth quarter 2004 operating margin included the impact of improved performance and contract close-outs for several programs, which was partially offset by a $42 million pre-tax charge for the Wedgetail fixed-price development program.

Electronic Systems 2005 sales increased 4 percent from 2004 due to higher sales in Defensive & Navigation Systems and Government Systems, partially offset by lower sales in Defense Other and Aerospace Systems. Defensive & Navigation Systems sales increased 12 percent due to higher sales for the Large Aircraft Infrared Countermeasures (LAIRCM) and EA-18 programs. Government Systems sales increased 19 percent due to higher sales of bio-detection and communication systems. The decrease in Defense Other reflects the transfer of an airborne surveillance program to Aerospace Systems and lower international sales. The decrease in Aerospace Systems is primarily due to lower volume on the Longbow Missile and Fire Control Radar programs and to lower volume and a sales adjustment on the F-16 Block 60 program, which was partially offset by the airborne surveillance program transfer.

Electronic Systems 2005 operating margin increased 6 percent from 2004 primarily due to higher sales volume in Defensive & Navigation Systems and improved performance in Government Systems.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	6

SHIPS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$1,463	$1,714	$5,786	$6,252
Operating Margin	104	107	241	389
% Operating Margin to Sales	7.1%	6.2%	4.2%	6.2%

Ships fourth quarter 2005 sales, which include the financial results of the Newport News and Ship Systems sectors, declined 15 percent from the fourth quarter of 2004 and reflect lower sales at Ship Systems due to hurricane impacts and lower DD(X) sales. Surface Combatants sales declined 56 percent due to lower DD(X) sales and hurricane-related work delays. Expeditionary Warfare sales declined 14 percent due to hurricane-related work delays. Aircraft Carriers revenue increased 8 percent due to higher revenue from the USS George Washington and USS Carl Vinson programs. Ships fourth quarter 2005 operating margin declined 3 percent from the fourth quarter of 2004 reflecting lower volume on the DD(X) program, partially offset by higher operating margin in Aircraft Carriers and Submarines.

Ships 2005 sales declined 7 percent from 2004. Higher sales in Aircraft Carriers, Submarines, and Coast Guard & Coastal Defense were offset by sales declines in Surface Combatants, Commercial & Other, and Expeditionary Warfare. Surface Combatants sales declined 30 percent due to lower DD(X) sales and hurricane-related work delays. Commercial & Other declined 73 percent and Expeditionary Warfare sales declined 2 percent due to hurricane-related work delays on the LHD program.

Ships 2005 operating margin declined 38 percent from 2004, and includes higher operating margin in Aircraft Carriers and Submarines and a $150 million third quarter 2005 cumulative adjustment to operating margin to account for hurricane-related cost growth at the Ship Systems sector.

INTEGRATED SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$1,483	$1,298	$5,612	$4,742
Operating Margin	118	101	474	412
% Operating Margin to Sales	8.0%	7.8%	8.4%	8.7%

Integrated Systems fourth quarter 2005 sales increased 14 percent from the fourth quarter of 2004 due to higher sales in all business areas. Integrated Systems Western Region sales rose 10 percent; Airborne Early Warning & Electronic Warfare Systems sales increased 20 percent due to higher volume from the E-2 Advanced Hawkeye and EA-6B programs; and Airborne Ground Surveillance & Battle Management Systems sales rose 23 percent primarily due to higher volume on the E-10A program. Integrated

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	7

Systems fourth quarter 2005 operating margin increased 17 percent from the fourth quarter of 2004 due to higher sales volume and improved performance.

Integrated Systems 2005 sales increased 18 percent from 2004 due to higher sales in all business areas. Airborne Early Warning & Electronic Warfare Systems sales rose 33 percent due to higher volume from the E-2 Advanced Hawkeye and EA-18G programs, and Integrated Systems Western Region sales increased 15 percent due to higher sales in the Unmanned Systems, the Multi-Platform Radar Technology Insertion Program (MP-RTIP) and the B-2 program.

Integrated Systems 2005 operating margin increased 15 percent from 2004 due to higher sales volume. The change in operating margin rate was due to a greater proportion of lower margin development program revenue.

MISSION SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$1,332	$1,200	$5,362	$4,947
Operating Margin	91	77	381	321
% Operating Margin to Sales	6.8%	6.4%	7.1%	6.5%

Mission Systems fourth quarter 2005 sales increased 11 percent from the fourth quarter of 2004 due to higher sales in all business areas. Command, Control & Intelligence Systems revenue increased 14 percent, Missile Systems sales increased 8 percent, and Technical & Management Services sales increased 10 percent. Mission Systems fourth quarter 2005 operating margin increased 18 percent from the fourth quarter of 2004 due to higher sales volume and improved performance in Command, Control & Intelligence Systems.

Mission Systems 2005 sales increased 8 percent from 2004 due to higher sales in Command, Control & Intelligence Systems and Missile Systems. Command, Control & Intelligence Systems sales increased 7 percent due to growth in several programs, and Missile Systems sales increased 18 percent due to revenue from the Kinetic Energy Interceptor and Intercontinental Ballistic Missile programs. Mission Systems 2005 operating margin increased 19 percent from 2004 due to higher sales volume and improved performance in Command, Control & Intelligence Systems and Missile Systems.

INFORMATION TECHNOLOGY

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$1,383	$1,335	$5,254	$5,051
Operating Margin	88	77	355	301
% Operating Margin to Sales	6.4%	5.8%	6.8%	6.0%

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	8

Information Technology fourth quarter 2005 sales increased 4 percent from the fourth quarter of 2004 due to higher sales in Government Information Technology and Commercial Information Technology, partially offset by lower Enterprise Information Technology sales. Government Information Technology sales rose 12 percent due to the Integic acquisition, higher volume in existing programs and new program awards. Information Technology fourth quarter 2005 operating margin increased 14 percent from the fourth quarter of 2004 due to higher sales volume and improved performance in Government Information Technology, partially offset by lower performance in Enterprise Information Technology.

Information Technology 2005 sales increased 4 percent from 2004 primarily due to higher revenue in Government Information Technology, Commercial Information Technology and Technology Services, partially offset by lower Enterprise Information Technology sales. Government Information Technology revenue increased 9 percent due to higher volume in existing programs, the acquisition of Integic and new business awards. Commercial Information Technology sales rose 8 percent due to new business awards. Information Technology 2005 operating margin increased 18 percent from 2004 due to higher sales volume and improved performance in Government Information Technology and Commercial Information Technology, partially offset by lower performance at Enterprise Information Technology.

SPACE TECHNOLOGY

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales	$815	$804	$3,395	$3,269
Operating Margin	57	53	255	222
% Operating Margin to Sales	7.0%	6.6%	7.5%	6.8%

Space Technology fourth quarter 2005 sales increased 1 percent from the fourth quarter of 2004 due to a 9 percent increase in Civil Space sales partially offset by lower sales in other business areas. Space Technology fourth quarter 2005 operating margin increased 8 percent from the fourth quarter of 2004 due to improved program performance at five of the six business areas, partially offset by lower program performance in Civil Space.

Space Technology sales increased 4 percent in 2005 compared with 2004 due to higher sales in Civil Space and Intelligence, Surveillance & Reconnaissance, partially offset by lower sales in Satellite Communications, Missile & Space Defense, and Software Defined Radios. Civil Space sales increased 23 percent due to higher revenue from NASA and NOAA programs. Intelligence, Surveillance & Reconnaissance sales increased 10 percent due to higher volume in restricted programs. Space Technology 2005 operating margin increased 15 percent due to higher sales volume and improved program performance in Intelligence, Surveillance & Reconnaissance.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	9

Future Presentation Format

Beginning with the announcement of first quarter 2006 financial results, the company will adopt a new presentation format as depicted in Schedule 5 of this press release. The new presentation format includes the establishment of the Technical Services segment on Jan. 1, 2006. To enhance the company’s presentation of its performance, the Mission Systems, Information Technology and Technical Services segment results will be collectively presented as Information & Services. The Integrated Systems and Space Technology segment results will be collectively presented as Aerospace. Electronic Systems will be presented as Electronics. Ships will continue to include the financial results of Ship Systems and Newport News. This new presentation format does not reflect a change to the company’s organizational structure.

Schedule 5 provides the company’s quarterly financial results under the new format for years 2003, 2004 and 2005 and includes a revision to intercompany margin recognition and elimination for the company’s operating segments.

Fourth Quarter 2005 Highlights

•	Northrop Grumman was awarded an interim contract by the commonwealth of Virginia to help transform and improve its information technology infrastructure to ensure quality services are delivered to state agencies and the citizens they serve. The interim contract phase is funded at $3.5 million. Upon review by Virginia’s General Assembly, the interim contract will transition to a 10-year contract valued at approximately $2 billion and will include cost reimbursable, fixed-priced and fixed-unit pricing contractual provisions.

•	The U.S. Navy awarded Northrop Grumman a contract valued at approximately $1.94 billion for the refueling and complex overhaul of the aircraft carrier USS Carl Vinson.

•	Northrop Grumman received a $558.6 million contract modification to exercise an option under a previously awarded contract for continuation of work on the new generation nuclear-powered aircraft carrier, CVN 21.

•	The U.S. Air Force awarded Northrop Grumman a five-year, $532 million contract for the Joint Surveillance Target Attack Radar System (Joint STARS) System Improvement Program to provide systems design and development improvements to the E-8C Joint STARS fleet.

•	Northrop Grumman was awarded a blanket purchase agreement for the installation, engineering and maintenance of the U.S. Social Security Administration’s local area network. The network is critical to providing availability and security to Social Security customers. The blanket purchase agreement is valued at up to $153 million over five years.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	10

•	Northrop Grumman delivered one of the most technologically advanced and sailor-friendly U.S. Navy warships ever built. The amphibious transport dock ship USS San Antonio (LPD 17) represents the first in a class that will form a solid foundation for the Navy’s new expeditionary warfare strategy.

•	Northrop Grumman redelivered the USS George Washington to the U.S. Navy following a 10-and-a-half-month maintenance availability.

•	The U.S. Postal Service recognized Northrop Grumman performance on the Biohazard Detection System Program with two prestigious awards - the Quality Supplier of the Year Award and the Engineering Excellence Award.

•	Northrop Grumman achieved its twenty-first CMMI® Level 5 rating, the highest possible for benchmarking commercial and defense industry best practices for management and engineering.

•	A high-energy, solid-state laser developed by Northrop Grumman for the U.S. military has fired one of the most powerful beams yet produced by an electric laser of more than 27 kW with a run time of 350 seconds.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has more than 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at 12 p.m. EST on Jan. 24, 2006. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation and appeals; hurricane recoveries;

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2005 Fourth Quarter and Year-End Results	11

environmental remediation; divestitures of businesses; successful reduction of debt; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.

The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including recent hurricanes affecting the Company’s Gulf Coast shipyards and the associated risks underlying the Company’s assumptions regarding achieving expected learning-curve progress, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.

# # #

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$6,556	$11,892	$25,186	$30,487
Total sales	7,860	7,846	30,721	29,853
Total operating margin	534	538	2,178	2,006
Income from continuing operations	331	273	1,383	1,093
Net income	331	272	1,400	1,084
Diluted earnings per share from continuing operations	.92	.74	3.81	2.99
Diluted earnings per share	.92	.74	3.85	2.97
Net cash provided by operating activities	678	324	2,645	1,936

	DEC 31, 2005	DEC 31, 2004 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,605	$1,230
Accounts receivable, net	3,656	3,546
Inventoried costs, net	1,174	1,069
Property, plant, and equipment, net	4,404	4,210
Total debt	5,145	5,158
Net debt (2)	3,540	3,928
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,824	16,700
Total assets	34,211	33,369
Net debt to capitalization ratio (3)	16%	18%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

(in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2005	2004	2005	2004
Sales
Electronic Systems	$1,740	$1,730	$6,642	$6,417
Ships	1,463	1,714	5,786	6,252
Integrated Systems	1,483	1,298	5,612	4,742
Mission Systems	1,332	1,200	5,362	4,947
Information Technology	1,383	1,335	5,254	5,051
Space Technology	815	804	3,395	3,269
Other	11	52	42	230
Intersegment Eliminations	(367)	(287)	(1,372)	(1,055)

	$7,860	$7,846	$30,721	$29,853

Operating margin
Electronic Systems	$169	$196	$710	$670
Ships	104	107	241	389
Integrated Systems	118	101	474	412
Mission Systems	91	77	381	321
Information Technology	88	77	355	301
Space Technology	57	53	255	222
Other	(6)	(9)	(17)	(3)

Total segment operating margin (1)	621	602	2,399	2,312
Reconciliation to operating margin
Unallocated expenses	(79)	(66)	(190)	(282)
Pension expense	(102)	(86)	(410)	(350)
Reversal of CAS pension expense included above	94	91	389	338
Reversal of royalty income included above		(3)	(10)	(12)

Operating margin	534	538	2,178	2,006
Interest income	10	6	54	58
Interest expense	(101)	(96)	(388)	(431)
Other, net	16	(25)	200	(18)

Income from continuing operations before income taxes	459	423	2,044	1,615
Federal and foreign income taxes	128	150	661	522

Income from continuing operations	331	273	1,383	1,093
Income from discontinued operations, net of tax		1		3
(Loss) gain from disposal of discontinued operations, net of tax		(2)	17	(12)

Net income	$331	$272	$1,400	$1,084

Weighted-average diluted shares outstanding	358.05	367.12	363.17	364.95
Diluted earnings per share
Continuing operations	$.92	$.74	$3.81	$2.99
Discontinued operations				.01
Disposal of discontinued operations			.04	(.03)

Diluted earnings per share	$.92	$.74	$3.85	$2.97

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

Pension expense is included in determining the segments' operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption "Reversal of CAS pension expense included above." Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption "Pension expense." The reconciling item captioned "Unallocated expenses" includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	FOURTH QUARTER		TOTAL YEAR		DECEMBER 31,
	2005	2004	2005	2004	2005	2004
Electronic Systems	$1,703	$2,157	$6,238	$6,706	$6,374	$6,757
Ships	818	2,944	2,750	5,668	6,129	9,165
Integrated Systems	1,262	2,127	4,669	5,135	3,748	4,691
Mission Systems	1,238	1,896	4,744	5,209	2,549	3,167
Information Technology	1,227	1,743	5,382	5,300	2,696	2,568
Space Technology	673	1,364	2,645	3,460	999	1,749
Other	(22)	38	19	216	5	49
Intersegment Eliminations	(343)	(377)	(1,261)	(1,207)	(473)	(584)

Total	$6,556	$11,892	$25,186	$30,487	$22,027	$27,562

	TOTAL BACKLOG, DECEMBER 31, 2005
	FUNDED	UNFUNDED(3)	TOTAL BACKLOG
Electronic Systems	$6,374	$1,971	$8,345
Ships	6,129	5,383	11,512
Integrated Systems	3,748	8,543	12,291
Mission Systems	2,549	7,881	10,430
Information Technology	2,696	3,684	6,380
Space Technology	999	6,807	7,806
Other	5		5
Intersegment Eliminations	(473)		(473)

Total	$22,027	$34,269	$56,296

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ).

Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2005	2004(1)	2005	2004(1)
Electronic Systems
Defensive & Navigation Systems	$563	$497	$2,053	$1,835
Aerospace Systems	350	422	1,590	1,609
Naval & Marine Systems	259	240	887	857
Government Systems	216	223	823	689
C4ISR & Space Systems	159	169	641	652
Defense Other	193	179	648	775

	1,740	1,730	6,642	6,417

Ships
Aircraft Carriers	564	520	1,975	1,901
Expeditionary Warfare	378	440	1,411	1,436
Surface Combatants	213	487	1,345	1,921
Submarines	236	210	807	730
Coast Guard & Costal Defense	40	39	154	114
Services	31	26	99	99
Commercial & Other	5	23	38	142
Intrasegment Eliminations	(4)	(31)	(43)	(91)

	1,463	1,714	5,786	6,252

Integrated Systems
Integrated Systems Western Region	867	786	3,299	2,874
Airborne Early Warning & Electronic Warfare Systems	438	366	1,689	1,273
Airborne Ground Surveillance & Battle Management Systems	182	148	637	600
Intrasegment Eliminations	(4)	(2)	(13)	(5)

	1,483	1,298	5,612	4,742

Mission Systems
Command, Control & Intelligence Systems	810	708	3,218	3,014
Missile Systems	376	347	1,517	1,288
Technical & Management Services	170	154	679	699
Intrasegment Eliminations	(24)	(9)	(52)	(54)

	1,332	1,200	5,362	4,947

Information Technology
Government Information Technology	849	761	3,265	3,004
Enterprise Information Technology	222	269	728	867
Commercial Information Technology	183	164	711	656
Technology Services	169	174	694	650
Intrasegment Eliminations	(40)	(33)	(144)	(126)

	1,383	1,335	5,254	5,051

Space Technology
Intelligence, Surveillance & Reconnaissance	266	267	1,149	1,048
Civil Space	185	169	783	639
Software Defined Radios	121	123	529	546
Satellite Communications	117	113	449	509
Missile & Space Defense	104	109	425	477
Technology	33	28	121	102
Intrasegment Eliminations	(11)	(5)	(61)	(52)

	815	804	3,395	3,269

Other	11	52	42	230

Intersegment Eliminations	(367)	(287)	(1,372)	(1,055)

Total Sales	$7,860	$7,846	$30,721	$29,853

(1)	Where material, certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

NORTHROP GRUMMAN TECHNICAL SERVICES REALIGNMENT

SEGMENT OPERATING RESULTS

($ in millions)

(unaudited)

	AS REPORTED 2005					REALIGNED 2005
	Three Months Ended				Total Year	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31		Mar 31	Jun 30	Sep 30	Dec 31
Sales
Information & Services
Mission Systems	$1,305	$1,320	$1,405	$1,332	$5,362	$1,254	$1,271	$1,356	$1,279	$5,160
Information Technology	1,229	1,331	1,311	1,383	5,254	1,034	1,127	1,110	1,194	4,465
Technical Services						274	286	276	267	1,103

Total Information & Services	2,534	2,651	2,716	2,715	10,616	2,562	2,684	2,742	2,740	10,728
Aerospace
Integrated Systems	1,299	1,404	1,426	1,483	5,612	1,287	1,391	1,417	1,474	5,569
Space Technology	863	875	842	815	3,395	863	875	842	815	3,395

Total Aerospace	2,162	2,279	2,268	2,298	9,007	2,150	2,266	2,259	2,289	8,964
Electronics	1,543	1,765	1,594	1,740	6,642	1,547	1,769	1,595	1,743	6,654
Ships	1,514	1,587	1,222	1,463	5,786	1,514	1,587	1,222	1,463	5,786
Other	11	11	9	11	42	11	11	9	11	42
Intersegment Eliminations	(311)	(331)	(363)	(367)	(1,372)	(331)	(355)	(381)	(386)	(1,453)

Total Sales	$7,453	$7,962	$7,446	$7,860	$30,721	$7,453	$7,962	$7,446	$7,860	$30,721

Segment Operating Margin
Information & Services
Mission Systems	$91	$99	$100	$91	$381	$93	$99	$101	$94	$387
Information Technology	85	89	93	88	355	76	77	81	79	313
Technical Services						12	14	17	17	60

Total Information & Services	176	188	193	179	736	181	190	199	190	760
Aerospace
Integrated Systems	136	108	112	118	474	142	117	120	126	505
Space Technology	62	69	67	57	255	67	74	72	61	274

Total Aerospace	198	177	179	175	729	209	191	192	187	779
Electronics	161	198	182	169	710	162	199	182	169	712
Ships	104	101	(68)	104	241	107	102	(65)	105	249
Other	(1)	(5)	(5)	(6)	(17)	(1)	(5)	(5)	(6)	(17)
Intersegment Eliminations						(20)	(18)	(22)	(24)	(84)

Total Segment Operating Margin(1)	$638	$659	$481	$621	$2,399	$638	$659	$481	$621	$2,399

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

NORTHROP GRUMMAN TECHNICAL SERVICES REALIGNMENT

SEGMENT OPERATING RESULTS

($ in millions)

(unaudited)

	2003 Total Year	AS REPORTED 2004					2003 Total Year	REALIGNED 2004
		Three Months Ended				Total Year		Three Months Ended				Total Year
		Mar 31	Jun 30	Sep 30	Dec 31			Mar 31	Jun 30	Sep 30	Dec 31
Sales
Information & Services
Mission Systems	$4,172	$1,183	$1,298	$1,266	$1,200	$4,947	$3,913	$1,115	$1,233	$1,214	$1,159	$4,721
Information Technology	4,651	1,230	1,225	1,261	1,335	5,051	3,958	1,050	1,048	1,079	1,141	4,318
Technical Services							1,034	272	266	259	263	1,060

Total Information & Services	8,823	2,413	2,523	2,527	2,535	9,998	8,905	2,437	2,547	2,552	2,563	10,099
Aerospace
Integrated Systems	3,847	1,147	1,133	1,164	1,298	4,742	3,808	1,134	1,120	1,153	1,286	4,693
Space Technology	2,823	806	836	823	804	3,269	2,823	806	836	823	804	3,269

Total Aerospace	6,670	1,953	1,969	1,987	2,102	8,011	6,631	1,940	1,956	1,976	2,090	7,962
Electronics	6,039	1,538	1,591	1,558	1,730	6,417	6,050	1,543	1,599	1,560	1,737	6,439
Ships	5,451	1,444	1,557	1,537	1,714	6,252	5,451	1,444	1,557	1,537	1,714	6,252
Other	191	59	61	58	52	230	191	59	61	58	52	230
Intersegment Eliminations	(778)	(243)	(266)	(259)	(287)	(1,055)	(832)	(259)	(285)	(275)	(310)	(1,129)

Total Sales	$26,396	$7,164	$7,435	$7,408	$7,846	$29,853	$26,396	$7,164	$7,435	$7,408	$7,846	$29,853

Segment Operating Margin
Information & Services
Mission Systems	$266	$76	$86	$82	$77	$321	$265	$78	$88	$84	$80	$330
Information Technology	269	71	73	80	77	301	241	60	64	72	70	266
Technical Services							39	12	10	9	9	40

Total Information & Services	535	147	159	162	154	622	545	150	162	165	159	636
Aerospace
Integrated Systems	384	116	90	105	101	412	403	127	93	109	108	437
Space Technology	193	51	61	57	53	222	207	54	65	61	56	236

Total Aerospace	577	167	151	162	154	634	610	181	158	170	164	673
Electronics	590	158	138	178	196	670	591	158	139	177	196	670
Ships	295	86	100	96	107	389	297	88	101	98	108	395
Other	(74)	2	3	1	(9)	(3)	(74)	2	3	1	(9)	(3)
Intersegment Eliminations							(46)	(19)	(12)	(12)	(16)	(59)

Total Segment Operating Margin (1)	$1,923	$560	$551	$599	$602	$2,312	$1,923	$560	$551	$599	$602	$2,312

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.